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                                  EXHIBIT 99.1

              EDELBROCK UPDATES SUPER SHOPS REORGANIZATION EFFORTS


Torrance, California (December 18, 1997) Edelbrock Corporation (Nasdaq NM:EDEL) announced today that it will act with the executive committee of the Unsecured Creditors Committee of Super Shops, Inc. to assist current Super Shops management, led by interim Chief Executive Officer John T. Grigsby, in locating and evaluating potential buyers for the current 121-store chain. The committee of unsecured creditors, comprised of Edelbrock and eight other major vendors, was formed to represent the interest of the unsecured creditors of the Reno, Nevada-based performance parts retailer, which in September voluntarily petitioned for reorganization under Chapter 11 of the Federal Bankruptcy Code and is presently operating under that statute.

Edelbrock, which currently has approximately $1.9 million in unsecured receivables outstanding with Super Shops, is unable at this time to quantify the dollar amount of any recovery that may result from the sale of Super Shops assets or from ongoing global negotiations with former Super Shops chief executive Harry Eberlin. Due to the uncertainty of the recovery on these receivables, Edelbrock will conservatively account for these receivables as a pre-tax charge against earnings of approximately $1.9 million, (approximately $1.2 million or $.23 per share, after tax), for the quarter ending December 25, 1997.

Commenting on the announcement, Edelbrock Chairman and Chief Executive Officer Vic Edelbrock said, "Our primary objective in working with current Super Shops management in this endeavor is to help maintain what we feel is a valuable resource for Edelbrock - an established, nationally known retail distributor that specializes exclusively in the type of products we manufacture. We remain optimistic that these joint efforts will be successful and that Super Shops will eventually regain a position of prominence in our distribution network.


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EDELBROCK UPDATES SUPER SHOPS REORGANIZATION EFFORTS/2


"Importantly, our markets and operations have remained strong," Mr. Edelbrock continued. "One of the influences contributing to this strength is the Edelbrock name, which is synonymous with quality and performance that consumers will seek regardless of distribution channel. We believe that the growing appreciation for performance among mainstream drivers, and our ability to respond quickly with products that deliver that performance, bode well for our future."

Founded in 1938, Torrance, California-based Edelbrock is recognized as one of the nation's premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities in Torrance, the Company owns and operates a state-of-the-art aluminum foundry and its QwikSilver Division for motorcycle aftermarket parts in San Jacinto, California, at which it manufactures many of its quality products.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength and competitive pricing environment of the automotive and motorcycle aftermarket industries, product demand, market acceptance, manufacturing efficiencies, new product development, the success of planned advertising, marketing and promotional campaigns, and other risks identified in documents filed by the Company with the Securities and Exchange Commission.


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